  Exhibit 10.5

SUBLEASE AGREEMENT

by and between

GLOBAL PUBLIC SAFETY, LLC
and

BREKFORD CORP.

7020 Dorsey Road, Suite C

Hanover, Maryland 21076

SUBLEASE AGREEMENT

THIS SUBLEASE ("Sublease") is made as of the 28th day of February 2017, by and between Global Public Safety, LLC a Delaware limited liability company (Landlord) and Brekford Corp., a Delaware corporation ("Tenant").

WITNESSETH:

That for and in consideration of the rent hereinafter reserved, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby subleases to Tenant, and Tenant hereby rents from Landlord, the premises described in Section 1, upon the following terms, covenants and conditions:

1.  Premises

The premises Subleased hereby (the "Premises") consist of 3,362 square feet, more or less, of space, contained within the warehouse office facility containing 22,410 square feet (“the Landlord space") located at 7020 Dorsey Road, Suite C, Hanover, Maryland 21076. The occupied space is referred to herein collectively as the “Premises." Tenant, its agents, employees and invitees shall have the nonexclusive right to use all of the Premises, including, without limitation, all common areas, hallways, restrooms, conference rooms driveways, walkways, access points, and parking areas.

2.  Term

The term of this Sublease (the "Term") shall begin on the date (the "Sublease Commencement Date") and shall continue on a month-to-month basis until a mutually agreed upon date that the Landlord or Tenant requires the space for its’ own use. The Landlord will provide to Tenant, or the Tenant will provide to Landlord at least one hundred and twenty (120) days’ written notice prior to termination of the Sublease to allow for the Tenant to find other space and to move from the Sublease premises.

The Sublease Commencement Date is anticipated by Landlord and Tenant to be on or about the 3rd of February 2017. Landlord and Tenant shall be subject to the closing date of the purchase of Assets by the Landlord of the Tenants vehicle upfitting business.

3. Sublease Premises Condition9

The Subleased Premises shall be accepted “as is” by Tenant

4. Rent

Commencing on the Sublease Commencement Date and continuing throughout the Term, Tenant shall pay Landlord minimum rent in accordance with the Landlord’s Sublease which at the Sublease Commencement date is $7.96 per square foot and shall continue at the same rate paid by the Landlord. All minimum rent shall be paid in advance in equal monthly installments on the 1st day of each calendar month during the Term.

If the Term begins on a day other than the 1st day of the calendar month, the rent for the period from the beginning date to the 1st day of the first full calendar month of the Term shall be prorated at the aforesaid monthly rate and shall be payable on the date the Term begins.

Rent shall be paid to the Landlord at 7020 Dorsey Road, Suite C, Hanover, MD 21076, or to such address as Landlord may from time to time notify Tenant, without prior demand, and without abatement, deduction, or set-off except as set forth in this Sublease.

Whenever, under the terms of this Sublease, any sum of money is required to be paid by Tenant in addition to the rent herein reserved, whether such sum is designated as "additional rent", it shall, nevertheless, be deemed to be additional rent and shall be collectible as rent.

If any installment of rent or other sum payable hereunder is not received by Landlord within five (5) business days of the due date and within five (5) business days after written notice to Tenant of the delinquency, the rent or other sum shall be accompanied by a late charge of 10% of the total amount due.

5. Security Deposit

Tenant is not required to pay a Security Deposit

6. Common Area Maintenance & Utilities

Tenant shall pay to Landlord its pro-rata share of all operating costs and expenses incurred by Landlord in operating and maintaining the Property. The Tenant shall pay its’ pro-rata share of all operating costs and expenses listed in this section on a quarterly basis. Landlord shall provide to Tenant a detailed billing showing the expenses and the Tenant pro-rata share thereof. The Tenant shall have 30 days to pay their share in full.

Utilities and all other expenses will be paid by the Landlord. Landlord shall pay common area electric, sprinkler system monitoring expenses, and water and sewer. Operating expenses include Burglar Alarm, Waste Removal, Internet Service, Landline phones, and office expenses including office equipment Subleases, and cleaning. In addition, the Tenant will pay its’ pro-rata share of any building operating expenses billed to the Landlord including, without limitation, gardening and landscaping, exterior wall and roof maintenance, premiums for casualty, public liability and property damage insurance, repairs, parking lot striping/maintenance/repairs, exterior wall painting/sealing, lighting, sanitary control, sprinkler system maintenance/monitoring/repair, removal of snow, litter and other refuse, Hillside Owners Association dues and assessments, and the actual cost of personnel directly related to the Property's maintenance and operation. For purposes hereof, operating costs and expenses shall also include costs of replacement and other costs of a capital nature, provided such costs are amortized over the useful life of the replacement or capital item in accordance with generally accepted accounting principles. Operating expenses shall not include any cost of curing any violation of law, rule or regulation in effect as of the date of this Sublease.

7. Reservation by Landlord

Landlord reserves the right, at Landlord's discretion from time to time, to change the location, layout and arrangement of the common areas within the Land, so long as such changes do not materially impact accessibility to the Premises or restrict Tenant's access to outside storage areas contained within the Premises or otherwise diminish in any material way the general level of quality or convenience of Tenant's use of the Premises for its normal business purposes.

8. Alterations

Tenant shall not, without the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (i) make any structural, mechanical, electrical, or plumbing alterations to the Building, (ii) make any material additions to or modifications of the Premises (material, for this purpose, shall mean on a project-by-project basis any such addition or modification costing more than $5,000.00), or (iii) place any signs on the Premises, without the prior written consent of Landlord (such alterations, additions, modifications and placements are referred to herein collectively as "Material Changes"). Tenant shall notify Landlord in writing prior to making any alteration, addition or modification to the Premises, including Material Changes. Landlord agrees to promptly review all Tenant requests for a Material Change upon receipt thereof and Landlord agrees it will not unreasonably delay, condition or withhold its approval. Tenant hereby acknowledges that any and all modifications, alterations or additions to the Premises (including any Material Changes) shall be required to comply with all applicable federal, state, county and local laws, regulations and guidelines and to conform to any applicable requirements or restrictions set forth in the Covenants . If Landlord reasonably denies Tenant's request to make a Material Change, Landlord will provide alternatives, whenever reasonably feasible. Prior to making any alteration, modification or addition, Tenant shall, at its expense, obtain all necessary permits from appropriate governmental authorities and, upon completion, furnish to Landlord an "as-built" drawing of the alteration, addition or modification. All additions, alterations and modifications made by Tenant shall be performed in a good and workmanlike manner in accordance with all applicable legal requirements free of liens or claim of liens and upon completion shall be the property of Landlord (except for Tenant's equipment, trade fixtures and personal property, which shall remain the property of Tenant). In performing any additions, alterations or modifications, Tenant shall be responsible for causing the Premises to be in compliance with any additional work or improvements which may be required by applicable law or regulation as a result of such additions, alterations, or modifications.

9. Liens

Tenant shall not permit the Premises or the Property to be subjected to any mechanic's or other liens; and if any lien attaches, Tenant shall promptly discharge the same by payment, bond or otherwise; and Tenant shall, at its expense, defend any proceeding for the enforcement of any lien, discharge any judgment thereon and shall indemnify and save Landlord harmless from all costs and expenses resulting there from, including reasonable counsel fees and other expenses incurred by Landlord, if Landlord elects to defend or participate in the defense of such proceedings. Nothing herein shall prevent Tenant from granting liens to its lenders for Tenant-owned equipment or furnishings.

10. Compliance with Laws and Regulations

Tenant shall promptly comply with the terms and provisions set forth in the Covenants and all applicable laws, rules, regulations, requirements and binding recommendations of governmental bodies and public authorities, fire insurance rating organizations and insurers, pertaining to Tenant's use and occupancy of the Premises (referred to herein collectively, as the "Legal Requirements"), except for structural and other alterations required for compliance with the Americans with Disabilities Act or other laws in effect as of the date hereof, as amended, unless such requirements arise from Tenant's specific use or manner of use of the Premises or Tenant's improvements to the Premises. Tenant shall not do or suffer to be done, or keep or suffer to be kept anything in or about the Premises, which will contravene any insurance which Landlord or Tenant carries with respect to the Premises. No hazardous materials or toxic substances shall be stored or kept in or about the Premises, except as permitted by law in the course of Tenant's ordinary business and no such substances shall be discharged from the Premises except in strict accordance and compliance with federal, state and local regulations and guidelines for the use, handling treatment and discharge of said substances. No activity may be carried on in the Premises which would produce any waste materials that are considered or classified as hazardous or toxic under any federal, state or local law, ordinance, rule or regulation.

11. Indemnification; Liability Insurance

Tenant shall defend, indemnify and save Landlord harmless from and against any and all claims, actions, demands, damages, liability and expenses (including reasonable counsel fees and other litigation) for damage to property and injury or death of persons, caused by or arising out of or in connection with Tenant's use or occupancy of the Premises (unless arising from the negligence of Landlord or any of Landlord's agents, employees, invitees or contractors), or any act or omission of Tenant, its agents, employees, invitees or contractors, or out of any default or breach by Tenant or any term, covenant or condition of this Sublease to be performed or observed by Tenant.

Tenant shall, at its expense, maintain comprehensive general public liability insurance covering personal injury and property damage occurring on the Premises and its appurtenances, which insurance shall include Landlord and Tenant as named insureds, and shall include contractual indemnity coverage for Tenant's liability hereunder. This insurance shall be written with companies acceptable to Landlord and have liability limits of at least two million dollars ($2,000,000), combined single limit coverage, on an occurrence basis.

Landlord shall maintain comprehensive general public liability insurance covering personal injury and property damage occurring in the common areas or the Premises and arising from the acts or negligence of Landlord or any of Landlord's agents, employees, invitees or contractors. This insurance shall have liability limits of at least two million dollars ($2,000,000), combined single limit coverage, on an occurrence basis.

Landlord shall defend, indemnify and save Tenant harmless from and against any and all claims, actions, demands, damages, liability, and expenses (including reasonable counsel fees) for damage to property and injury or death of persons, caused by or arising out of or in connection with the common areas, and the use or occupancy thereof (unless arising from the negligence of Tenant or any of Tenant's agents, employees, invitees or contractors), or any act or omission of Landlord, its agents, employees, invitees or contractors, or out of a breach by Landlord or any term, covenant or condition of this Sublease to be performed or observed by Landlord.

12. Casualty Insurance; Damage or Destruction

Tenant shall, at its expense, maintain at least standard fire and extended coverage, vandalism, malicious mischief, and sprinkler damage insurance on its trade fixtures, equipment and other personal property in the Premises, existing improvements to the Premises, on the Sublease hold improvements to the Premises, and all other improvements, provided by the Tenant or Landlord to the Premises hereafter for their full replacement cost, containing a waiver of subrogation for the benefit of Landlord. Landlord shall not be liable to Tenant for any damage to any property of Tenant from any cause, unless it is due to Landlord's willful misconduct, gross negligence, or failure to comply with terms of the Sublease. Certificates evidencing the insurance required hereby, naming Landlord as an additional insured shall be delivered to Landlord at the beginning of the Term and thirty (30) days prior to the time of any renewal or replacement of such insurance.

Landlord and Tenant shall each insure their properties as herein required, and neither shall be responsible to the other for any damage to its property from any cause whatsoever. Anything in this Sublease to the contrary notwithstanding, Landlord and Tenant each hereby waive and resublease each other from and against any and all rights of recovery, claims or causes of action, against the other, its agents, officers, contractors, or employees, for any loss or damage that may occur to the Premises, or any part thereof, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of any of the insurance policies required to be maintained by the respective parties regardless of cause or origin, including the negligence of the other party hereto, its agents, officers, contractors, or employees, and covenants that no insurer shall hold any right of subrogation against the other party. Landlord and Tenant each hereby acknowledge and agree it is not the intention of the parties that they be relieved from liability for negligence contrary to any statute or public policy of the State of Maryland, but rather that each avail itself of insurance coverage without subjecting the other to liability for losses that could have been insured, and without subjecting the other to subrogation claims of any insurer, and each party hereby agrees that the availability of insurance coverage is a fair and adequate alternative to pursuing claims for negligence against each other, and, therefore, agree that a mutual waiver of such claims is in the best interests of both parties.

13. Default

(a)           Each of the following shall be deemed an event of default by Tenant and a breach of this Sublease.

(i) The filing of a petition by or against Tenant for adjudication as a bankrupt under the Bankruptcy Code, as now or hereafter amended or supplemented, or for a reorganization within the meaning of the Bankruptcy Code, or for an arrangement within the meaning of the Bankruptcy Code, or the commencement of any action or proceeding for the dissolution or liquidation of Tenant, whether instituted by or against Tenant, or for the appointment of a receiver or trustee of the property of Tenant. Notwithstanding the foregoing, Landlord shall grant Tenant a sixty day period after any involuntary bankruptcy filing to vacate said filing, or to seek dismissal of the appointment of a receiver or trustee, provided, Tenant is not past due in its rental obligations and all post filing rents are paid to Landlord in a prompt manner;

(ii) The making by Tenant of an assignment for the benefit of creditors.

(iii) Failure of Tenant to pay, within five (5) days after written notice from Landlord, the rent or additional rent herein reserved, or any other sum payable by Tenant.

(iv) A default by Tenant in the performance of any other material term, covenant, agreement or condition of this Sublease on the part of Tenant to be performed for a period of thirty (30) days after receipt of written notice thereof, unless such performance shall reasonably require a longer period in which case Tenant shall not be deemed in default if Tenant commences the required performance promptly and thereafter pursues and completes such action diligently and expeditiously.

(b)           In the event of a default by Tenant as set forth above, which has not been cured, Landlord may, at any time thereafter, at its election, in addition and without prejudice to any and all other remedies available to Landlord as a result of such default, terminate this Sublease and Tenant's right to possession of the Premises, and thereafter, by any lawful means, take possession of the Premises, and remove Tenant, any occupants and any property there from, without being guilty of or liable for trespass or damages and without relinquishing any rights of Landlord against Tenant.

(c)           If this Sublease is terminated pursuant to the above, Tenant shall be liable to Landlord for rent and additional rent to the date of termination together with (1) all expenses (including reasonable attorneys' fees for any proceedings which may be necessary for Landlord to recover possession of the Premises, and (2) damages to be calculated and payable utilizing either of the two options (at Landlord's sole discretion) as follows:

(i) The monthly rent and additional rent payable by Tenant hereunder, which shall be payable when due, less the rent directly attributable to the existing Premises (net of attorneys' fees, leasing commissions, tenant improvement and remodeling costs, and other related re-leasing incurred by Landlord expenses) if any, received by Landlord from others to whom the Premises may be rented on such terms and conditions and at such rentals as Landlord, in its reasonable discretion, exercised in objective good faith, shall deem proper. In no event shall Tenant be entitled to excess rent, if any, that Landlord may receive from any substitute tenant.

(d)           No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Premises, unless Landlord executes a written resublease of Tenant. Tenant's liability hereunder shall not be terminated by execution of a new Sublease of the Premises by Landlord. The failure by Landlord to insist upon the performance of any term, covenant or condition of this Sublease or to exercise any right or remedy consequent upon an unremedied breach thereof, or the acceptance of full or partial rent during the continuance of any unremedied breach, shall not constitute a waiver of the performance of such term, covenant or condition. No term, covenant or condition of this Sublease to be performed or complied with by Tenant, and no unremedied breach thereof, shall be deemed waived, altered or modified except by a written instrument executed by Landlord. The waiver of any breach shall not affect or alter this Sublease, but each and every term, covenant and condition shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Upon any default, Tenant waives all legal, equitable and/or statutory rights to redeem its interest under this Sublease.

(e)           In addition to the above, if Tenant defaults in the performance or observance of any term, covenant or condition to be performed under this Sublease, and Tenant fails to materially pursue rectification of said default within thirty (30) lays after written notice to Tenant of said default by Landlord, Landlord may take any necessary action to rectify the default on Tenant's behalf. Notwithstanding the foregoing, if Landlord reasonably deems the default of a nature requiring immediate resolution, it may proceed immediately to rectify said default. All money advanced and costs and expenses incurred by Landlord in rectifying defaults, together with interest thereon at the rate of ten percent (10%) per annum, shall be repaid by Tenant to Landlord promptly upon demand.

14. Quiet Enjoyment

Landlord covenants and agrees that Tenant, upon paying the rent and all other charges provided for herein, and observing and keeping the terms, covenants and conditions of this Sublease on its part to be kept and performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Sublease, free from any interference by Landlord or anyone claiming by, through or under Landlord.

15. Applicable Law

This Sublease shall be construed under the laws of the State of Maryland. The parties acknowledge that this Sublease has been drafted, negotiated, delivered and consummated in the State of Maryland. The parties consent to suit in the state and federal courts of the State of Maryland on or with respect to the Premises and this Sublease. The parties hereby waive any objection to the venue of any action filed in any state or federal court of Maryland, and waive any claim of forum or for transfer of any action to any other court. Nothing herein shall be deemed to preclude the parties from obtaining Service of Process upon each other in any other manner permitted by the laws and Rules of Court of the state and federal courts of Maryland.

16. Notices

All notices, requests, demands or other communications with respect to this Sublease and the Premises, shall be in writing, and shall be deemed to have been duly given when mailed, postage prepaid, United States registered or certified mail, or hand delivered, or sent by Federal Express, or other nationally recognized courier service, with signed receipt.

(a)
To Landlord: Global Public Safety, LLC, 7020 Dorsey Road, Suite C, Hanover, Maryland 21076, or at such other address as Landlord may furnish to Tenant for this purpose.
(b)
To Tenant: Brekford Corporation, 7020 Dorsey Road, Suite C, Hanover, Maryland 21076, or at such other address as Tenant may furnish to Landlord for this purpose.

17. Successors and Assigns

Except as herein otherwise provided, this Sublease and the terms, covenants and conditions hereof, shall inure to the benefit of, apply to, and be binding upon the parties and their successors and assigns.

18. Surrender of the Premises

At the expiration or sooner termination of this Sublease in accordance with its terms, Tenant shall surrender the Premises in the same condition as the Premises were upon Sublease Commencement, reasonable wear and tear excepted, and shall deliver all keys for the Premises to Landlord at the place then fixed for the payment of rent, and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises. Tenant shall remove all of its trade fixtures and other personal property (including all racking, vaults and all shelving installed by Tenant), and any alterations, additions or improvements performed by Tenant, which Landlord requires to be removed. Before surrendering the Premises and shall repair in a good and workmanlike manner any damage caused by such removal.

19. Force Majeure

In the event that either party hereto shall be delayed, hindered or prevented from the performance of any act required within this Sublease (except for the payment of rents or additional rents) by reason of any act not within the reasonable control of the party delayed, hindered or prevented, including strikes, lockouts, acts of god, enemy acts, civil commotion, labor troubles, inability to procure materials, failure of power, restrictive government laws or regulations, riots, insurrections, wars, legal injunctions, or other reasons of a comparable nature not the fault of or within the reasonable control of the delayed, hindered or prevented party, in performing the work or doing the acts required under the terms of this Sublease, then performance of said act shall be excused for the period of the delay, hindrance or prevention and the performance of any such act shall be extended without penalty for a period equivalent to the period of such delay, hindrance or prevention.

IN WITNESS WHEREOF, the parties, being duly authorized so to do, have executed this Sublease under seal as of the day and year first above written.

LANDLORD:

Global Public Safety, LLC

By: /s/ Rodney W. Hillman
Name: Rodney W. Hillman
 Title: President

TENANT:

Brekford Corporation

By: /s/ Rodney W. Hillman
Name: Rodney W. Hillman
 Title: President and COO